Exhibit 99.1

Avinger Reports Fourth Quarter and Year End 2021 Results

Redwood City, Calif., March 22, 2022 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company developing and marketing the first and only intravascular image-guided, catheter-based systems for diagnosis and treatment of vascular disease, today reported results for the fourth quarter and full year ended December 31, 2021.

Financial and Recent Highlights

●	Full year 2021 revenue of $10.1 million, an increase of 16% from the prior year
●	Fourth quarter revenue of $2.4 million, reflecting the impact of Omicron variant surge and hospital staffing shortages on procedural volume
●	Full year gross margin of 34%, increased from 30% in 2020
●

Ground-breaking clinical data from INSIGHT trial, evaluating the safety and efficacy of Pantheris for the treatment of in-stent restenosis (ISR), presented at the VIVA clinical conference in October 2021

●	Received 510(k) clearance in November 2021 for a new ISR clinical indication for Pantheris, the only directional atherectomy device to have this indication
●	Received 510(k) clearance in January 2022 for the Lightbox 3 next-generation imaging console
●	Successfully completed first cases with Lightbox 3 in select hospitals beginning in February 2022, paving the way for expansion to full commercial availability in the second quarter of 2022
●	Progressed the development of two new catheter line extensions for PAD treatment
●	Advanced initial development efforts for the first ever image-guided CTO-crossing catheter for the treatment of coronary artery disease (CAD)
●	Maintained a strong cash position of $19.5 million at December 31, 2021, enhanced by the addition of $7.6 million in gross proceeds raised in January 2022

“The Avinger team executed important strategic initiatives across the company during 2021, despite the continued challenges of the COVID-19 resurgence,” commented Jeff Soinski, Avinger’s President and CEO. “We grew revenue by 16%, significantly improved gross margin, and added new accounts and users to our platform in 2021. We received FDA clearance for two 510(k) submissions, adding the ISR clinical indication for Pantheris and making a dramatic leap forward with the introduction of our Lightbox 3 next generation imaging console. We also released outstanding clinical data from our INSIGHT trial clearly demonstrating the safety and efficacy of Pantheris for the treatment of ISR and are currently enrolling patients in our IMAGE-BTK study, which evaluates Pantheris SV for the treatment of below-the-knee lesions.

“While hospital constraints and staffing shortages have continued to negatively impact procedural volume in the first quarter of 2022, we have started to see signs of improving market conditions in recent weeks.

“In addition to our focus on driving case volume activity, we are excited about the potential for our platform to revolutionize the treatment of vascular disease through additional product launches. We expect to file 510(k) applications for two new catheters in our peripheral product portfolio in 2022. In addition, we have advanced the initial development efforts for our first entry into the coronary market, an image-guided CTO-crossing catheter for the treatment of CAD, which we believe provides a transformational value opportunity for Avinger.”

Fourth Quarter 2021 Financial Results

Total revenue was $2.4 million for the fourth quarter of 2021, consistent with the third quarter and down 12% from the fourth quarter of 2020. The 2021 fourth quarter was impacted by hospital constraints on procedural volume and hospital staffing shortages related to the resurgence of COVID-19.

Gross margin for the fourth quarter of 2021 was 30%, compared with 34% in the third quarter of 2021 and 36% in the prior year fourth quarter. Operating expenses for the fourth quarter of 2021 were $5.3 million, stable to the third quarter and increasing slightly from $5.2 million in the fourth quarter of 2020. Operating expenses included expansion of the sales team to drive revenue growth, as well as additional investment associated with the Company’s development programs.

Net loss and comprehensive loss for the fourth quarter of 2021 was $5.0 million, compared with $4.9 million in the third quarter of 2021 and $4.6 million in the fourth quarter of 2020.

Adjusted EBITDA, as defined under non-GAAP financial measures in this press release, was a loss of $4.3 million, compared to a loss of $4.1 million in the third quarter 2021 and a loss of $3.7 million in the fourth quarter of 2020.

Cash and cash equivalents totaled $19.5 million as of December 30, 2021. The Company subsequently raised gross proceeds of $7.6 million in January 2022 through an offering of Series D preferred stock.

Full Year 2021 Financial Results

Total revenue for 2021 was $10.1 million, an increase of 16% from 2020 revenue. Catheter sales increased 20% year-over-year as Avinger continued to expand account activity.

Gross margin for 2021 was 34%, compared with 30% in 2020, reflecting operating leverage from an increase in revenues. Operating expenses for the full year 2021 were $21.5 million, up slightly from $20.0 million in 2020, due to Avinger’s expanded sales team and increased development activity on new products, such as the Lightbox 3 imaging console.

Net loss and comprehensive loss for 2021 was $17.4 million, down from $19.0 million in 2020.

Adjusted EBITDA, as defined under non-GAAP measures in this press release, was a loss of $16.4 million, up slightly from a loss of $15.0 million in 2020.

For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of non-GAAP measures to the nearest GAAP measure, provided in the tables below.

Reverse Stock Split

On March 14, 2022, Avinger effected a 1-for-20 reverse stock split to regain compliance with the Nasdaq minimum bid price requirement.

Conference Call

Avinger will hold a conference call today, March 22, 2022, at 4:30pm ET to discuss its fourth quarter and full year 2021 financial results.

To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations. To join the call by telephone, please dial +1-973-528-0016 and use passcode 754251. A webcast replay of the call will be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot and TigereyeTM family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Follow Avinger on Twitter and Facebook.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, patient and physician benefits of our products, the impacts of our products on the treatment of vascular disease, improvement of capacity constraints at hospitals, expansion of our catheter solutions, our ability to successfully develop new products, including products relating to the treatment of CAD, the timing of the development of new products, and the timing of submission and approval of 510(k) applications for two new catheters in our peripheral product portfolio. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; the adoption of our products by physicians; our ability obtain regulatory approvals for our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2021. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward- looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Statements of Operations and Comprehensive Loss

(in thousands) (unaudited)

	For the Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Revenues	$2,403	$2,366	$2,732	$10,130	$8,761
Cost of revenues	1,691	1,566	1,751	6,706	6,143
Gross profit	712	800	981	3,424	2,618

Operating expenses
Research and development	1,398	1,397	1,387	5,900	5,695
Selling, general and administrative	3,870	3,892	3,826	15,625	14,327
Total operating expenses	5,268	5,289	5,213	21,525	20,022

Loss from operations	(4,556)	(4,489)	(4,232)	(18,101)	(17,404)

Other (expense) income, net:
Interest expense, net	(434)	(419)	(446)	(1,648)	(1,658)
Other income (expense), net	(6)	(4)	48	2,337	56
Net loss and comprehensive loss	(4,996)	(4,912)	(4,630)	(17,412)	(19,006)
Accretion of preferred stock dividends	(1,043)	(1,044)	(965)	(4,175)	(3,866)
Net loss applicable to common stockholders	$(6,039)	$(5,956)	$(5,595)	$(21,587)	$(22,872)

Net loss per share attributable to common stockholders basic and diluted	$(1.26)	$(1.25)	$(1.32)	$(4.57)	$(9.29)

Weighted average common shares used to compute net loss per share, basic and diluted	4,778	4,769	4,246	4,722	2,462

All share and per share data reflect the impact of the reverse stock split effective March 14, 2022.

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss

(in thousands) (unaudited)

	For the Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Net loss and comprehensive loss	$(4,996)	$(4,912)	$(4,630)	$(17,412)	$(19,006)
Add: Interest expense, net	434	419	446	1,648	1,658
Add: Other (income) expense, net	6	4	(48)	(2,337)	(56)
Add: Stock-based compensation	55	239	353	1,015	1,513
Add: Certain inventory charges	-	-	-	-	-
Add: Certain depreciation and amortization charges	162	158	221	687	897
Adjusted EBITDA	$(4,339)	$(4,092)	$(3,658)	$(16,399)	$(14,994)

Balance Sheets

(in thousands, except per share amounts)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$19,497	$22,185
Accounts receivable, net of allowance for doubtful accounts of $6 and $19 at December 31, 201 and 2020, respectively	1,393	1,484
Inventories	4,601	3,876
Prepaid expenses and other current assets	300	350
Total current assets	25,791	27,895

Right of use asset	3,178	4,063
Property and equipment, net	95	727
Other assets	421	510
Total assets	$29,485	$33,195

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$1,394	$694
Accrued compensation	1,609	1,703
Accrued expenses and other current liabilities	718	669
Leasehold liability, current portion	985	806
Borrowings, current portion	-	3,590
Total current liabilities	4,706	7,462

Borrowings, long-term portion	12,287	9,400
Leasehold liability, long-term portion	2,194	3,257
Other long-term liabilities	575	-
Total liabilities	19,762	20,119

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	96	85
Additional paid-in capital	394,380	380,332
Accumulated deficit	(384,753)	(367,341)
Total stockholders' equity	9,723	13,076
Total liabilities and stockholders' equity	$29,485	$33,195